Exhibit 5.1

A&L Goodbody Solicitors International Financial Services Centre North Wall Quay Dublin 1

Tel: +353 1 649 2000   Fax: +353 1 649 2649   email: info@algoodbody.com   website: www.algoodbody.com    dx: 29 Dublin

Our ref	AFC/YSY 01407887	Your ref	Date	27 September 2013

Prothena Corporation plc

25-28 North Wall Quay

Dublin 1

Ireland

Re:	Prothena Corporation plc (the Company)

Dear Sirs,

We are acting as Irish counsel to the Company, a public limited company incorporated under the laws of Ireland (registered number 518146), in connection with the proposed primary equity offering and secondary sale of the Company’s ordinary shares, par value $0.01 per share (the Ordinary Shares), including the issue by the Company of Ordinary Shares and sale of Ordinary Shares held by Janssen Pharmaceutical, an Irish incorporated unlimited company which is a shareholder of the Company (the Selling Shareholder). We understand that Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC, RBC Capital Markets, LLC, Wedbush Securities Inc., and Roth Capital Partners, LLC, (the Underwriters) will act as underwriters to this proposed primary equity offering and secondary sale.

We understand that it is proposed that:

(i) the Company will issue three million, five hundred thousand (3,500,000) Ordinary Shares (the Initial Company Shares) to the Underwriters and will grant them an option to subscribe for up to an additional seven hundred and fifty thousand (750,000) Ordinary Shares (the Company Option Shares, and together with the Initial Company Shares the Company Shares); and

(ii) the Selling Shareholder will sell one million, five hundred thousand (1,500,000) Ordinary Shares (the Secondary Shares) to the Underwriters.

The Company Shares and the Secondary Shares will be registered under the Securities Act of 1933, as amended, on a Registration Statement on Form S-1 (the Registration Statement) to be filed with the U.S. Securities and Exchange Commission (the SEC).

In connection with this Opinion, we have reviewed copies of such corporate records of the Company as we have deemed necessary as a basis for the opinions hereinafter expressed. In rendering this Opinion, we have examined, and have assumed the truth and accuracy of the contents of, such documents and certificates of officers of the Company and of public officials as to factual matters and have conducted such searches, as of the date hereof, in public registries in Ireland as we have deemed necessary or appropriate for the purposes of this Opinion but have made no independent investigation regarding such factual matters. In our examination we have assumed the truth and accuracy of the information contained in such documents, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

We have further assumed that, at the time of each new issuance of Company Shares, a sufficient number of Ordinary Shares will be authorised and available for issuance and that the consideration for the issuance of such Company Shares will not be less than the par value of the Ordinary Shares, and that the Company’s board of directors (the

Dublin Belfast London New York Palo Alto

P.M. Law	P.D. White	P.V. Maher	K.P. Allen	A.C. Burke	J.F. Whelan	C. McCourt	K. Furlong	L.A. Murphy	K. Ryan
J.H. Hickson	V.J. Power	S. O’Riordan	E.A. Roberts	D. Widger	J.B. Somerville	R.M. Moore	P.T.Fahy	A. Walsh	E. Hurley
C.E. Gill	L.A. Kennedy	M.P.McKenna	C. Rogers	C. Christle	M.F. Barr	D. Main	A.J. Johnston	A. Casey	G. Stanley
E.M. Fitzgerald	S.M. Doggett	K.A. Feeney	G. O’Toole	S.O’Croinin	B.Walsh	J. Cahir	M. Rasdale	B. Hosty	D. Dagostino
B.M. Cotter	B.McDermott	M.Sherlock	J.N. Kelly	J.W. Yarr	A.M.Curran	M. Traynor	D. Inverarity	M. O’Brien
J.G. Grennan	C. Duffy	E.P. Conlon	N. O’Sullivan	D.R. Baxter	A. Roberts	P.M. Murray	M. Coghlan	K. Killalea
J.Coman	E.M. Brady	E. MacNeill	M.J. Ward	A.McCarthy	M. Dale	N. Ryan	D.R. Francis	L. Mulleady

Consultants: J.R. Osborne S.W Haughey T.V. O’Connor Professor J.C.W. Wylie A.F. Browne M.A. Greene A.V. Fanagan J.A. O’Farrell I.B.Moore

Board), including any appropriate committee appointed thereby, will have the valid authority to issue such Ordinary Shares on a non pre-emptive basis.

We have further assumed that none of the resolutions and authorities of the shareholders or directors of the Company upon which we have relied have been or will be varied, amended or revoked in any respect or have expired and that the Company Shares will be, and the Secondary Shares have been, issued in accordance with such resolutions and authorities.

We have assumed the absence of fraud on the part of the Company and its respective officers, employees, agents and advisers and that the Company has and will issue the relevant Ordinary Shares in good faith, for its legitimate and bona fide business purposes. We have further assumed that: (i) the Company will be fully solvent at the time of and immediately following the issue of any Company Shares and the sale of any Secondary Shares; (ii) no resolution or petition for the appointment of a liquidator or examiner will be passed or presented prior to the issue of any Company Shares or sale of Secondary Shares; and (iii) no receiver will have been appointed in relation to any of the assets or undertaking of the Company prior to the issue of the Company Shares or sale of the Secondary Shares.

Having made such further investigation and reviewed such other documents as we have considered requisite or desirable, subject to the foregoing and to the within additional qualifications and assumptions, we are of the opinion that:

1.	the Company Shares, when issued, in accordance with: (i) any duly authorised, executed and delivered underwriting agreement; and (ii) a valid resolution of the Board, or any duly appointed committee thereof, will be duly authorised, validly issued pursuant to the resolutions of the Board, including any appropriate committee appointed thereby, fully paid and will not be subject to calls for any additional payments (non-assessable); and

2.	the Secondary Shares have been duly authorised, validly issued pursuant to the resolutions of the Board, are fully paid and are not subject to calls for any additional payments (non-assessable).

In rendering this Opinion, we have confined ourselves to matters of Irish law. We express no opinion on any laws other than the laws of Ireland (and the interpretation thereof) in force as at the date hereof.

We hereby consent to the filing of this Opinion with the SEC as an exhibit to the Registration Statement.

This Opinion is being delivered to you and may not be relied upon or distributed to any other person without our prior written consent.

The Opinion is governed by and construed in accordance with the laws of Ireland.

Yours faithfully,

/s/ A&L Goodbody

A&L Goodbody

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